Exhibit 2.1

FOURTEENTH WAIVER AND AGREEMENT

This FOURTEENTH WAIVER AND AGREEMENT, dated as of March 31, 2020 (this “Waiver”), is by and among Genworth Financial, Inc., a Delaware corporation (the “Company”), Asia Pacific Global Capital Co., Ltd., a limited liability company incorporated in the People’s Republic of China (“Parent”), and Asia Pacific Global Capital USA Corporation, a Delaware corporation (“Merger Sub”) (each of the Company, Parent and Merger Sub, a “Party” and collectively, the “Parties”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, the Company, Parent and Merger Sub have entered into that certain (i) Agreement and Plan of Merger, dated as of October 21, 2016 (the “Merger Agreement”), (ii) Waiver and Agreement, dated as of August 21, 2017, (iii) Second Waiver and Agreement, dated as of November 29, 2017, (iv) Third Waiver and Agreement, dated as of February 23, 2018, (v) Fourth Waiver and Agreement, dated as of March 27, 2018, (vi) Fifth Waiver and Agreement, dated as of June 28, 2018, (vii) Sixth Waiver and Agreement, dated as of August 14, 2018, (viii) Seventh Waiver and Agreement, dated as of November 30, 2018, (ix) Eighth Waiver and Agreement, dated as of January 30, 2019, (x) Ninth Waiver and Agreement, dated as of March 14, 2019, (xi) Tenth Waiver and Agreement, dated as of April 29, 2019, (xii) Eleventh Waiver and Agreement, dated as of June 30, 2019, (xiii)  Twelfth Waiver and Agreement, dated as of August 12, 2019, and (xiv) Thirteenth Waiver and Agreement, dated as of December 22, 2019 (the “Thirteenth Waiver”);

WHEREAS, pursuant to Section 7.1(b) and Section 7.1(c) of the Merger Agreement, it is a condition to the obligations of each of the Parties to effect the Merger that, prior to the Effective Time, the Parties shall have obtained certain regulatory approvals and clearances;

WHEREAS, Section 8.2(a) of the Merger Agreement provides that the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if the Merger shall not have been consummated by August 31, 2017 (the “End Date”), whether such date is before or after the date of adoption of the Merger Agreement by the stockholders of the Company referred to in Section 7.1(a) of the Merger Agreement; provided, that the right to terminate the Merger Agreement under Section 8.2(a) of the Merger Agreement shall not be available to any Party if such failure of the Closing to occur on or prior to the End Date is principally caused by or is the result of a material breach of the Merger Agreement by such Party;

WHEREAS, pursuant to Section 1(a) of the Thirteenth Waiver, each of the Parties waived its right to terminate the Merger Agreement and abandon the Merger pursuant to Section 8.2(a) of the Merger Agreement prior to the Thirteenth Waiver End Date (as defined in the Thirteenth Waiver);

WHEREAS, the Parties have reasonably determined that it is required or advisable that certain actions be taken to confirm the continued validity of certain existing Company Approvals prior to the Closing of the Merger, and that such confirmations will not be obtained by the Thirteenth Waiver End Date;

WHEREAS, the board of directors of each of the Parties has determined that it is in such Party’s best interests and the best interests of its stockholder or stockholders (as applicable) for the Parties to continue to be bound by the Merger Agreement and each of the Parties desires to waive its right to terminate the Merger Agreement pursuant to Section 8.2(a) of the Merger Agreement prior to the Fourteenth Waiver End Date (as defined below) as set forth in Section 1 of this Waiver;

WHEREAS, each of the Parties desires to waive certain provisions of the Merger Agreement as and to the extent expressly provided in this Waiver, subject to the terms and conditions herein; and

WHEREAS, as of the date hereof, each of the Parties has reasonably determined and therefore acknowledges that (i) each of the Parties has performed its obligations under the Merger Agreement in all material respects including the obligation to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, as soon as practicable, and (ii) there has been no breach of any representation, warranty, covenant, or agreement under the Merger Agreement on the part of any of the Parties.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions set forth in this Waiver, the Parties, each intending to be legally bound, hereby acknowledge and agree as follows:

Section 1.WAIVER OF TERMINATION RIGHT.

(a)Each of the Company and Parent hereby irrevocably waives its right to terminate the Merger Agreement and abandon the Merger pursuant to Section 8.2(a) of the Merger Agreement prior to the date that is the earliest to occur of (i) June 30, 2020, (ii) after the Company has provided Parent a written notice (A) specifying that such notice is given under Section 1(a)(ii) of this Waiver and (B) attaching the final drafts of all Transaction Documents (as defined below) of an Acquisition Transaction (the “Final Transaction Documents”), the date that is the earlier to occur of (I) the date on which Parent notifies the Company expressly in writing that it will not approve the Final Transaction Documents in the form submitted to Parent or (II) the fifth Business Day after the date on which Parent received such notice, unless Parent has previously notified the Company expressly in writing that it approves the Final Transaction Documents in the form submitted to Parent, (iii) in the event that after the date hereof any Governmental Entity imposes or requires any term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action that applies to any member of the Parent Group or the Company Group (each, a “Condition”) in connection with any Parent Approval or Company Approval with respect to the Merger, that (A) is materially and adversely different, individually or in the aggregate, from the Conditions set forth in the orders, consents, approvals, permits or authorizations issued by Governmental Entities with respect to the Merger that are in effect on the date hereof, (B) is materially and adversely different, individually or in the aggregate, from the Conditions set forth in such Governmental Entity’s order, consent, approval, permit or authorization with respect to the

Merger as in effect on the date hereof, or (C) would require the Merger to be consummated on terms that are materially and adversely different from those set forth in the filings and applications (as amended) that were reflected prior to the date hereof in formal submissions to any Governmental Entity and that formed the basis upon which such Governmental Entity heretofore issued its order, consent, approval or authorization with respect to the Merger, including with respect to the funding of the Aggregate Merger Consideration to be paid at Closing, the date on which Parent, in its sole discretion, notifies the Company expressly in writing that it will not agree to any such Conditions, specifying that such notice is given under this Section l(a)(iii), or (iv) the date on which a notice under Section 2 is given by either Parent or the Company (whichever date is applicable under clauses (i) through (iv), the “Fourteenth Waiver End Date”). For the avoidance of doubt, all references to “End Date” in the Merger Agreement shall mean the Fourteenth Waiver End Date, and each Party acknowledges and agrees that the waiver set forth in Section 1(a) of the Thirteenth Waiver shall hereby be terminated and be of no further force and effect.

(b)Each Party hereby irrevocably waives the limitation contained in the proviso in Section 8.2(a) of the Merger Agreement with respect to the other Party’s right to terminate the Merger Agreement pursuant to such Section 8.2(a), and acknowledges that such other Party’s termination right on or after the End Date will be unconditional.

(c)The Company hereby acknowledges and agrees that Parent may withhold or condition its approval or agreement in Section 1(a)(ii) or Section 1(a)(iii) of this Waiver in its sole and absolute discretion, including by conditioning such approval or agreement on the Parties’ entry into a subsequent Waiver and Agreement further extending the “End Date” in the Merger Agreement, and that the imposition of any such requirement or the failure to grant such approval or agreement by Parent and/or any related conditions will not in any way constitute a breach of the Merger Agreement; provided, however, that if Parent conditions its approval or agreement in Section 1(a)(ii) or Section 1(a)(iii) of this Waiver on any condition other than the conditions that the closing of the Merger occur after the closing of the applicable Acquisition Transaction and that the Parties enter into such subsequent Waiver and Agreement, then, at the sole discretion of the Company, such conditional approval shall be treated as an express disapproval of the Final Transaction Documents for purposes of Section 1(a)(ii) of this Waiver.

Section 2.CLOSING DATE.

Notwithstanding Section 1.2 of the Merger Agreement, the Closing shall take place on a date to be mutually agreed upon in writing between the Company and Parent, and such date shall be the “Closing Date” in the Merger Agreement.  It is acknowledged and agreed that each of Parent and the Company may, in its sole and absolute discretion, (a) propose as the Closing Date any date after the date on which the last to be satisfied or waived of the conditions set forth in Article VII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived, and/or (b) withhold its consent or agreement for any date proposed by the other as the Closing Date.  Furthermore, notwithstanding the satisfaction or waiver of all the conditions set forth in Article VII of the Merger Agreement, it is expressly acknowledged and agreed that each of Parent and the Company may, at any time prior to the consummation of the Merger, in its sole and absolute discretion, unilaterally determine not to close the Merger by so notifying the other Party expressly in writing, specifying that such notice is given under this

Section 2, and such determination to not close the Merger by either Party will not in any way constitute a breach of the Merger Agreement.

Section 3.GENERAL ACKNOWLEDGEMENTS AND WAIVERS.

(a)The Company hereby (i) acknowledges that, as of the date hereof, there has been no breach of the Merger Agreement on the part of Parent or Merger Sub and (ii)  irrevocably waives any claim against each of Parent and Merger Sub based upon or arising out of any actual or alleged breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement based upon the facts or circumstances existing or occurring on or prior to the date hereof for all purposes under the Merger Agreement, including Section 8.3(a) and Section 8.5 (as applicable).

(b)Parent hereby (i) acknowledges that, as of the date hereof, there has been no breach of the Merger Agreement on the part of the Company and (ii) irrevocably waives any claim against the Company based upon or arising out of any actual or alleged breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement based upon the facts or circumstances existing or occurring on or prior to the date hereof for all purposes under the Merger Agreement, including Section 8.4(b) and Section 8.5 (as applicable).

(c)Upon a valid termination of the Merger Agreement by either the Company or Parent in accordance with its terms:

(i)The Company, for itself and for the Company Group, irrevocably waives, releases and discharges any claim or cause of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, against each and every member of Parent Group, based upon facts or circumstances existing or occurring on or prior to the date of such termination, relating in any way to the Merger Agreement, the transactions under the Merger Agreement and the termination of the Merger Agreement, including (A) any such claims under Laws, (B) any claims alleging a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement (for the avoidance of doubt, including any “willful or intentional breach” (as defined under the Merger Agreement)), and (C) any claims under Section 8.5(c) of the Merger Agreement, and agrees not to bring or threaten to bring or otherwise join in any claim or Proceeding against any member of Parent Group relating to, arising out of or in connection with the foregoing whether in law, equity or otherwise; and

(ii)Parent for itself and for the Parent Group, irrevocably waives, releases and discharges any claim or cause of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, against each and every member of Company Group, based upon facts or circumstances existing or occurring on or prior to the date of such termination, relating in any way to the Merger Agreement, the transactions under the Merger Agreement and the termination of the Merger Agreement, including (A) any such claims under Laws, (B) any claims alleging a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement (for the avoidance of doubt, including any “willful or intentional breach” (as defined under the Merger Agreement)), and (C) any claims under Section 8.5(b) of the Merger Agreement, and agrees not to bring or threaten to bring or otherwise join in any claim or Proceeding against any member of Company Group relating to, arising out of or in connection with the foregoing whether in law, equity or otherwise.

(d)Subject to Section 3(f) below, Parent and Merger Sub hereby waive compliance by the Company and its Subsidiaries and Representatives with Section 6.2(a) of the Merger Agreement to the extent the same would restrict or prohibit any of them from:

(i)initiating, soliciting or knowingly encouraging any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii)engaging in or otherwise participating in any discussions or negotiations regarding an Acquisition Proposal, or providing any non-public information or data to any Person that has made or is reasonably likely to make or is considering an Acquisition Proposal;

provided, however, that prior to the termination of the Merger Agreement, neither the Company nor any of its Subsidiaries may consummate any transaction that is the subject of any Acquisition Proposal (an “Acquisition Transaction”), enter into any Transaction Documents (other than the Final Transaction Documents for which Parent has executed and delivered an express written approval pursuant to Section 1(a)(ii) above, which approval may be withheld or conditioned in Parent’s sole and absolute discretion), or engage in any communication with any Governmental Entity with respect to any Acquisition Proposal.  “Transaction Documents” means any acquisition agreement, purchase agreement, merger agreement, arrangement agreement, plan of arrangement, transition services agreement, underwriting agreement or other offering/sales agreement and/or other agreement relating to an Acquisition Transaction with any potential buyer (including any underwriter or initial purchaser) and/or any other Person (including any potential lender or Governmental Entity), but excluding any non-binding letters of intent, non-binding memoranda of understanding, advisor engagement letters or confidentiality agreements.

(e)The Company shall reasonably consult with Parent with respect to any Acquisition Proposal or Acquisition Transaction.  As used herein, the Company’s obligation to “reasonably consult” with Parent about a subject matter includes keeping Parent promptly informed about all material progress and updates with respect to such matter, offering Parent a reasonable opportunity (in no event less than 24 hours) to provide comments, suggestions and/or recommendations and considering the same in good faith. Without limiting the generality of the foregoing, the Company shall reasonably consult with Parent with respect to:

(i)The engagement of any outside Representatives of the Company in connection with any Acquisition Proposal, including the fees or compensation of such Representatives;

(ii)The identities of potential buyers under any Acquisition Proposal;

(iii)The material terms of all Acquisition Proposals and Proposal Updates.  The Company shall promptly notify Parent of any Acquisition Proposals or any Proposal Updates thereto, and if requested by Parent, provide Parent a copy of such Acquisition Proposals or Proposal Updates, if in written form, or a summary of the material terms thereof, if otherwise. “Proposal Updates” shall include all offers, counteroffers and updates, modifications and revisions thereto that the Company, a Subsidiary thereof or a Representative thereof received from or provided to any potential buyer or other third party (including, any potential lender, but excluding any Representative of the Company) setting forth, with respect to the an Acquisition Proposal, any of the following: (A) price and other economic terms; (B) use of proceeds, (C) counterparty; (D) transaction structure; (E) covenants; (F) indemnities; (G) any term prohibiting or restricting the sharing of information between the Company and Parent; (H) commitments to any Governmental Entity; (I) stockholder’s rights; and (J) non-compete or other restrictions on the Company’s business; provided that “Proposal Updates” shall not include any documents or communications that only contain information with respect to items in (A) through (J) that has previously been communicated to Parent;

(iv)The scope of diligence information and materials provided to potential buyers under an Acquisition Proposal. The Company shall provide Parent with notice of all diligence meetings with potential buyers and a reasonable opportunity to attend such meetings;

(v)All drafts of Transaction Documents, letters of intent, memoranda of understanding, advisor engagement letters and confidentiality agreements, and other agreements provided to or received from any potential buyer and/or any other third party (including, any potential lender) relating to the Acquisition Proposal;

(vi)Without limiting Section 6.8 of the Merger Agreement, all press releases and other public announcements with respect to the Acquisition Proposal; and

(vii)All material costs to be incurred in connection with the Acquisition Proposal.

(f)The Company hereby acknowledges and agrees that: (i) Parent may, upon written notice to the Company, terminate the waiver set forth in Section 3(d) in the event the Company willfully or intentionally breaches any of its obligations under Section 3(e) (other than any such breach that has been promptly cured by the Company and does not have any adverse effect on Parent) with effect from the date the Company receives such written notice; (ii) until the Merger Agreement is terminated, the Company requires Parent’s prior approval under the Merger Agreement to enter into any Transaction Documents, including any Final Transaction Documents; and (iii) Parent has no obligation of any kind under the Merger Agreement (including Section 6.5 thereof) to approve, consent to, agree to or take or refrain from taking any action with respect to any Acquisition Proposal or Acquisition Transaction.

Section 4.GENERAL PROVISIONS.

(a)Except as expressly provided herein, nothing in this Waiver shall be deemed to constitute a waiver of compliance by any Party with respect to any other term, provision or condition of the Merger Agreement (including Section 6.5 of the Merger Agreement) or shall be deemed or construed to amend, supplement or modify the Merger Agreement or otherwise affect the rights and obligations of any Party thereto, all of which remain in full force and effect.

(b)The following provisions from the Merger Agreement shall be incorporated into, and be effective with respect to, this Waiver as if set forth herein in their entirety: Section 9.2 (Modification or Amendment), Section 9.4 (Counterparts), Section 9.5 (Governing Law; Arbitration; Specific Performance; Sovereign Immunity), Section 9.6 (Notices), Section 9.9 (Obligations of Parent and of the Company), Section 9.11 (Severability), Section 9.12 (Interpretation; Construction) and Section 9.13 (Assignment).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Waiver as of the date first written above.

GENWORTH FINANCIAL, INC.

By: /s/ Thomas J. McInerney
Name: Thomas J. McInerney
Title: President and Chief Executive Officer

ASIA PACIFIC GLOBAL CAPITAL CO., LTD.

By:/s/ Xiaoxia Zhao
Name: Xiaoxia Zhao
Title: Director and General Manager

ASIA PACIFIC GLOBAL CAPITAL USA CORPORATION

By:/s/ Xiaoxia Zhao
Name: Xiaoxia Zhao
Title: President

[Signature Page to Fourteenth Waiver and Agreement]